Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-146613 and No. 333-192339 of Andalay Solar, Inc. (formerly Westinghouse Solar, Inc.) of our report dated March 7, 2014, relating to the consolidated financial statements of Andalay Solar, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding uncertainty about Andalay Solar, Inc.’s ability to continue as a going concern), which appears in this Annual Report on Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
March 7, 2014